FORM 18-K/A
For Foreign Governments and Political Subdivisions Thereof

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
to
ANNUAL REPORT
of
QUÉBEC
(Name of Registrant)

Date of end of last fiscal year: March 31, 2002

SECURITIES REGISTERED*
(As of close of fiscal year)

Title of issue	Amounts as to which registration is effective	Names of exchanges on which registered

N/A	N/A	N/A

Name and address of person authorized to receive notices and communications from the Securities and Exchange Commission:

M. Michel Robitaille
 Délégation générale du Québec
One Rockefeller Plaza
26th Floor
New York, N.Y. 10020-2102

Copy to:

Mr. Robert E. Buckholz, Jr.
 Sullivan & Cromwell
125 Broad Street
New York, N.Y. 10004-2498

* The Registrant is filing this Annual Report on a voluntary basis.

        The undersigned registrant hereby amends its Annual Report on Form 18-K for the fiscal year ended March 31, 2002 (the "Annual Report") as follows:

  1.
  The following additional exhibits are hereby added to the Annual Report:

    Exhibit (5):

    Excerpts from "2003-2004 Budget — Budget Speech", March 11, 2003:

    –
    Budgetary Revenue — 2003-2004 Forecast,

    –
    Budgetary Expenditure — 2003-2004 Forecast,

    –
    Non-Budgetary Transactions — 2003-2004 Forecast, and

    –
    Financing Transactions — 2003-2004 Forecast.

    Exhibit (6):

    Excerpt from Section 1 of "2003-2004 Budget — Budget Plan", March 11, 2003:

    –
    Table 1.2 Economic Outlook (Figures for 2002 are real data and figures for 2003 and 2004 constitute forecasts.)

    Exhibit (7):

    Section 2 from "2003-2004 Budget — Budget Plan", March 11, 2003:

    –
    The Government's Financial Position in 2002-2003 and Public Sector Borrowings.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment no. 4 to be signed on its behalf by its authorized agent.

QUÉBEC
By:	/s/ NATHALIE PARENTEAU Nathalie Parenteau Director — Loan Contracting

Date: March 14, 2003